CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statements on Form N-1A of the Forum Funds and to the use of our report dated May 25, 2011 on the financial statements and financial highlights of Beck, Mack & Oliver Global Equity Fund and Beck, Mack & Oliver Partners Fund, each a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders which is incorporated by reference into the Statements of Additional Information.

        BBD, LLP

Philadelphia, Pennsylvania
July 29, 2011